Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   March 1, 2011

ACME UNITED CORPORATION ACQUIRES PAC-KIT SAFETY EQUIPMENT COMPANY

FAIRFIELD, CONN. – March 1, 2011 – Acme United Corporation (NYSE AMEX:ACU) announced today the acquisition of Pac-Kit Safety Equipment Company, a leading manufacturer of first aid kits for the industrial, safety, transportation, and marine markets.

Pac-Kit’s revenues in 2010 were approximately $5.4 million. Acme United purchased the accounts receivable, inventory, equipment, brands, historical records, and photographs for $3.4 million. The acquisition is expected to be accretive in 2011.

The Company was formed in 1890 as part of the Burroughs Wellcome Company to assemble medicines, tablets, and bandages in convenient “Pac-Kit” cases.  Its early first aid kits were chosen by many global explorers, who wanted the reliability and convenience of immediate emergency care and supplies.

Pac-Kit provided first aid kits for Theodore Roosevelt for expeditionary use and outfitted Captain Robert Scott’s expedition to the South Pole. It provided first aid kits to Norwegian explorer and Nobel Prize winner Fridtjof Nansen for his polar expeditions.  Admiral Byrd carried them on the first flight to the South Pole, and Admiral Peary brought Pac-Kit first aid kits on both his North and South Pole flights.

The Company today sells high quality, unitized ANSI kits to a broad range of companies and distributors. It is known for tailoring these items to meet user requirements, and for rapid turnaround. Pac-Kit produces its products in a 40,000 square foot FDA facility in Norwalk, CT, and employs 33 people.

Walter C. Johnsen, Chairman and CEO said, “We are very excited about the purchase of Pac-Kit.  It is an extension of our PhysiciansCare line of first aid kits and refills, and it broadens both our customer base and product range. We believe we can leverage our combined purchasing and operations, and generate superior performance and value for our customers.”

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (v) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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